UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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RBC LIFE SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RBC LIFE SCIENCES, INC.
2301 Crown Court
Irving, Texas 75038
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 4, 2008
NOTICE is hereby given that the annual meeting of shareholders of RBC LIFE SCIENCES, INC. (the “Company”) will be held on June 4, 2008, at 9:15 a.m., local time, at the Las Colinas Country Club, 4400 North O’Connor Blvd., Irving, Texas for the following purposes:
(1) To elect six persons to serve as directors of the Company for a term expiring at the annual meeting of shareholders in 2009; and
(2) To transact such other business as may properly come before the meeting or any adjournment thereof.
Only shareholders of record at the close of business on April 7, 2008 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of those shareholders may be viewed at the Company’s offices at 2301 Crown Court, Irving, Texas for ten days before the meeting.
Whether or not you plan to attend the meeting in person, please mark, sign and date the enclosed proxy and return it promptly in the accompanying envelope. If you do attend the meeting in person, you may withdraw your proxy and vote in person. If you plan to attend the meeting, please remember to bring photo identification with you.

By Order of the Board of Directors,
/s/ Steven E. Brown
Steven E. Brown
Secretary

Irving, Texas
April 23, 2008

RBC LIFE SCIENCES, INC.
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 4, 2008
INTRODUCTION
This Proxy Statement, and the enclosed proxy form, are furnished on or about April 23, 2008, to shareholders of RBC Life Sciences, Inc., a Nevada corporation (the “Company”), to solicit, on behalf of the Company’s Board of Directors, proxies to vote at the Annual Meeting of Shareholders of the Company to be held June 4, 2008 (the “Annual Meeting”), or any adjournment or postponement thereof. Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company before the Annual Meeting, and not revoked. As described below, a proxy may be revoked at any time prior to its use by written notice or by furnishing a proxy subsequent in time. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of each of the director nominees.
Record date and outstanding capital stock
The record date for shareholders entitled to vote at the Annual Meeting is April 7, 2008. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting. At the close of business on April 7, 2008, there were 21,241,984 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) outstanding.
Quorum and voting
The presence, in person or by proxy, of the holders of a majority of all outstanding shares of the Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held in that shareholder’s name on the record date.
Solicitation of proxies
The accompanying proxies are solicited on behalf of the Board of Directors. The Company will pay all expenses of soliciting these proxies. Proxies may be solicited not only by mail, but also by personal interview, telephone and electronic transmission by the Company’s directors, officers and employees. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock, and the Company may reimburse them for corresponding reasonable out-of-pocket expenses.
Actions to be taken at the meeting
Shares of Common Stock represented by a validly executed proxy in the accompanying form, unless the shareholder otherwise specifies in the proxy, will be voted for the election of the persons named as nominees under the caption “Election of Directors” as directors of the Company.
Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting or any adjournment thereof, the proxy holders may vote the proxies at their discretion. The directors do not know of any other matter or business to be presented for consideration at the meeting.
Revocation of proxies
A proxy may be revoked any time before it is exercised. A shareholder giving a proxy may revoke it by (i) sending in another proxy with a later date, (ii) giving written notice to the Company’s Secretary before the Annual Meeting that the proxy has been revoked or (iii) voting in person at the Annual Meeting.

Required affirmative vote and voting procedures
With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The six nominees who receive a plurality of the votes cast by shareholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions, “broker non-votes” (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the election of directors.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 24, 2008, by each person the Company knows to beneficially own more than 5% of the outstanding Common Stock, each of the Company’s directors, the Named Executive Officers (or “NEOs”, as defined below under the caption “Executive Compensation — Executive Compensation”) and all directors and executive officers as a group.

	Number of Shares	Percentage of
Name and Address	Beneficially	Shares of
of Beneficial Owner (1)	Owned (2)	Common Stock (3)

Steven E. Brown (4)	414,000	1.9%
J. Ike Guest(5)	10,000	*
Wayne R. Holbrook	388,300	1.8%
Clinton H. Howard (6)	10,567,188	47.3%
Leonid Lapp 2301 Crown Court Irving, Texas 75038	4,000,000	18.8%
Paul R. Miller (7)	142,800	*
My Garden, Ltd. 2031 Crown Court Irving, Texas 75038	9,440,139	44.5%
Joseph P. Philipp (4)	9,000	*
John W. Price	1,200	*
Kenneth L. Sabot (4)	428,700	2.0%

All current directors and executive officers as a group (10 persons) (8)	11,927,888	51.2%

*	Less than one percent.

(1)
Unless otherwise indicated, the Company believes that each shareholder listed has sole voting and dispositive power with respect to the shares listed, and the address of each shareholder is: c/o RBC Life Sciences, Inc., 2301 Crown Ct., Irving, TX 75038.

(2)	Ownership includes both outstanding Common Stock and shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date hereof.

(3)	All percentages are calculated based on the number of outstanding shares of Common Stock in addition to shares which a person or group has the right to acquire within 60 days after the date hereof.

(4)	Represents shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(5)	Includes 9,000 shares that may be acquired by presently exercisable Common Stock options. Mr. Guest ceased to be a director upon his death on April 9, 2008.

(6)
Includes 1,109,000 shares that may be acquired by presently exercisable Common Stock options; includes 9,440,139 shares held by a limited partnership, My Garden, Ltd., the general partners of which are The Clinton H. Howard Family Trust and The Katherine M. Howard Family Trust; and includes 8,049 shares owned of record by Mr. Howard’s spouse. Mr. Howard disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest.

(7)	Includes 70,200 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(8)
Includes 2,039,900 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof and the shares referred to in footnote (6).

PROPOSAL 1
ELECTION OF DIRECTORS
Board of Directors
The Board of Directors is presently comprised of six directors and a vacancy that has not been filled. The vacancy was created by the death on April 9, 2008 of one of the Company’s directors, Mr. J. Ike Guest. Mr. Guest had served as a director of the Company since September 2003. Because a qualified candidate to replace Mr. Guest has not yet been identified, the Board of Directors has nominated only six persons to be elected at the Annual Meeting. In accordance with the Company’s Bylaws, the Board of Directors intends to fill this vacancy as soon as practicable following the Annual Meeting.
Accordingly, six directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than six persons. To be elected a director, each nominee must receive a plurality of all the votes cast at the Annual Meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.
Director Nominees
The Board of Directors has nominated the following six persons for election as directors: Steven E. Brown, Clinton H. Howard, Paul R. Miller, Joseph P. Philipp, John W. Price and Kenneth L. Sabot. Each of the nominees is presently a director of the Company. Information about the director nominees is set forth in the following paragraphs:
Steven E. Brown, age 52, is a director and also serves as Chief Financial Officer, Vice President-Finance and Secretary. Mr. Brown has served as Chief Financial Officer and Vice President of Finance since joining the Company in May 1994, and has served as Secretary since September 2003. Prior to joining the Company, Mr. Brown was the Vice President-Finance and Chief Financial Officer of Carrington Laboratories, Inc. from 1980 through April 1994. Mr. Brown was treasurer of Carrington from 1982 through 1994 and served as a director from 1981 until August 1987. Mr. Brown became a certified public accountant in 1980 and was previously associated with an international accounting firm from 1977 to 1980.
Clinton H. Howard, age 79, is the Company’s Chairman of the Board and Chief Executive Officer. He has held those positions since founding the Company in 1991. He also served as President of the Company until February 2003. Mr. Howard graduated from Rice University with a Bachelor of Arts degree and from Southwestern Medical School with a Master of Medical Art degree, after which he studied graduate business courses at both Southern Methodist University and the University of Dallas and medical arts courses at Johns Hopkins Medical School. Mr. Howard founded American Biomedical Corporation in 1958 and served as its Chief Executive Officer until 1973. During his tenure, American Biomedical grew into a chain of 40 medical testing laboratories and completed its initial public offering in 1969. In 1974, American Biomedical was merged with National Health Laboratories, then one of the nation’s largest medical laboratory chains. In 1974, Mr. Howard founded Carrington Laboratories, Inc., f/k/a Avacare, Inc., a direct sales company engaged in marketing personal care products. In 1981, he established a research division at Carrington, which isolated an active medicinal compound in aloe vera, known as acemannan. After selling its direct sales business in 1985, Carrington became a pharmaceutical company. Mr. Howard retired from Carrington in 1990.
Paul R. Miller, age 66, was elected to the Board of Directors in May 2007. Mr. Miller is President of MPM Medical, Inc. (“MPM”), a wholly owned subsidiary of the Company. MPM, which markets wound care products, was acquired by the Company in August 2001. Mr. Miller founded MPM in 1992 and has served as its President since its founding. From 1984 to 1992, Mr. Miller served as Vice President-Marketing and Sales for Carrington Laboratories, Inc., a pharmaceutical company that manufactured and marketed of a line of wound care products. Prior to 1984, Mr. Miller held various marketing and sales positions with another wound care products company, Bio Clinic Company.

Joseph P. Philipp, age 58, was elected to the Board of Directors in June 2004. Since 1993, Mr. Philipp has been the Managing Partner of Insight Consulting, a consulting firm specializing in organizational structure, executive and leadership development and strategic planning. Prior to holding his present position, Mr. Philipp held various Human Resource management positions with several organizations, including Epic Healthcare, American Medical International and LifeMark Corporation. Mr. Philipp earned a Masters of Business Administration degree from the University of Wisconsin and has served as a council member of the Irving, Texas City Council since 1996.
John W. Price, age 64, was elected by the Board of Directors to serve as President of the Company and as a member of the Company’s Board on December 7, 2007. Mr. Price joined the Company on October 1, 2007 as Chief Executive Officer of MPM. From September 2005 through September 2007, Mr. Price served as President of International Operations for Mannatech, Incorporated, a global network marketing company engaged in the sale of nutritional supplements. From 2003 to 2005, Mr. Price was President of Price Associates, a business consulting firm serving a broad range of clients including Herbalife International Inc., a global network marketing company engaged in the sale of weight management products, nutritional supplements and personal care products. From 1997 to 2003, Mr. Price served as Herbalife’s Senior Vice President of Worldwide Administration, and served as its interim Chief Information Officer and a key executive to its President. From 1978 to 1995, Mr. Price served as Vice President of Human Resources for Eli Lilly & Company, a pharmaceutical manufacturer. Mr. Price received a B.A. in Sociology and Naval Science from the University of Washington, in Seattle, Washington, and received his M.B.A. in Marketing from the California Coast University, in Santa Ana, California. He is a retired U.S. Navy Commander and an Eagle Scout who served on the Eagle Scout Board of Review. Mr. Price served from 2001 to 2005 as a member of the Board of Directors of the Direct Selling Education Foundation.
Kenneth L. Sabot, age 62, is a director and also serves as Senior Vice President — Operations, positions which he has held since joining the Company in February 1998. Prior to joining the Company, Mr. Sabot was the Vice-President-Operations of To Life! LLC, a start-up network marketing company, from August 1996 until February 1998. Prior to joining To Life, he was employed by Light Force, Inc. from 1981 through January 1996. Mr. Sabot joined Light Force as the Controller in 1981 and served as Chief Operating Officer from 1986 until leaving Light Force in January 1996. Mr. Sabot became a certified public accountant in 1969.
The Board of Directors recommends that shareholders vote FOR the election of each nominee.
CORPORATE GOVERNANCE
Meetings and Committees of the Board
The Board of Directors held eight meetings during 2007. During 2007, each director attended at least 75% of the meetings of the Board of Directors and of the committees on which such director served. The Company does not have a policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of shareholders, although the Company has always encouraged its directors to attend its annual meeting. In 2007, all directors attended the Company’s annual meeting of shareholders.
The Board of Directors of the Company has two permanent committees, the Audit Committee and the Compensation Committee. The Company has no nominating committee or committee that recommends qualified candidates to the Board of Directors for election as directors.
Audit Committee
The Audit Committee Charter adopted by the Board of Directors is available to shareholders on the Company’s web site located at www.rbclifesciences.com, and was attached as Appendix A to the Company’s proxy statement for the 2007 annual meeting of shareholders. In accordance with its charter, the Audit Committee’s functions include (i) engaging independent auditors and determining their compensation; (ii) reviewing audit results and the results of interim financial statement reviews with the independent auditors and management; (iii) overseeing the Company’s financial reporting process and internal control systems; (iv) authorizing any non-audit services provided by the independent auditors and the compensation for those services; and (v) initiating and supervising any special investigation it deems necessary regarding the Company’s accounting and financial policies and controls.

The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) consists of two directors. During 2007, the Audit Committee was comprised of Mr. Guest (Chair) and Mr. Philipp. It is the opinion of the Board of Directors that Mr. Philipp is, and Mr. Guest was until his death, an “independent director” as defined in the listing standards of the Nasdaq Stock Market (“Nasdaq”). In addition, the Board of Directors had determined that Mr. Guest met the definition of a “financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act.
The Audit Committee held five meetings during 2007. All committee members attended all committee meetings.
Compensation Committee
The Compensation Committee Charter adopted by the Board of Directors is available to shareholders on the Company’s web site located at www.rbclifesciences.com, and was attached as Appendix B to the Company’s proxy statement for the 2007 annual meeting of shareholders. In accordance with its charter, the Compensation Committee’s functions include (i) establishing and administering the Company’s officer compensation policies, which function includes setting the compensation of the Chief Executive Officer; (ii) administering the Company’s stock incentive plans; and (iii) overseeing the administration of other employee benefit plans and fringe benefits paid to or provided for the Company’s officers.
During 2007, the Compensation Committee consisted of two directors, Messrs. Philipp (Chair) and Guest. It is the opinion of the Board of Directors that Mr. Philipp is, and Mr. Guest was until his death,an “independent director” as defined by the listing standards of Nasdaq.
The Compensation Committee held 11 meetings during 2007. All committee members attended all committee meetings.
Director Nominations
The Company does not have a standing nominating committee. The entire Board of Directors fulfills the role of a nominating committee. Because of the Company’s size and the size of its current Board of Directors, and because of the practical necessity that a candidate for director must be acceptable to Mr. Howard pursuant to his percentage ownership of the Common Stock (see table under the caption “Security Ownership of Certain Beneficial Owners and Management”), the Board believes it is desirable for the nominations function to be fulfilled by the full Board, including Mr. Howard, rather than by a nominating committee that does not include him. The entire Board of Directors serving as a nominating committee currently does not have a charter, and only Mr. Philipp meets the independence requirements as defined by the listing standards of Nasdaq. Because the Common Stock is traded on the OTC Bulletin Board, the Company is not subject to the corporate governance standards of any securities exchange or Nasdaq regarding the independence of nominating committee members.
The Board of Directors will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail to the Company, c/o Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038, that sets forth: (1) the name, business address, residence address, date of birth, biographical data and qualifications of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of Common Stock beneficially owned by each proposed nominee; (3) any other information regarding the proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders pursuant to Regulation 14(a) of the Exchange Act; (4) the name, business address and residence address of the shareholder making the recommendation; and (5) the number of shares of Common Stock beneficially owned by the shareholder making the recommendation. The Company may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of the proposed nominee to serve as a director of the Company. Shareholder recommendations will be considered only if received no less than 120 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.

At this time, the Board of Directors does not have a formal policy with regard to the consideration of any director nominees recommended by the Company’s shareholders because the costs of establishing and maintaining procedures for the consideration of shareholder nominations would be unduly burdensome. Although the Board of Directors has not established formal minimum qualifications for its members, the Board of Directors would consider only potential nominees who have experience, talents, skills and other characteristics the Board of Directors as a whole should possess in order to maintain its effectiveness. Non-management director nominees would generally need to be independent as defined by the listing standards of Nasdaq. Any nominee must be willing to serve for the nominal director’s compensation paid by the Company. In addition, the Board of Directors would evaluate nominees with the goal of maintaining a diversity of background and experience that complements the other directors. The Company does not utilize third parties to identify or evaluate potential director nominees. Candidates nominated by shareholders would be evaluated in the same manner as the candidates nominated by the Board of Directors. The Company has not received any recommendation for a director nominee from any shareholder.
Compensation Committee Interlocks and Insider Participation
Only Messrs. Guest and Philipp were members of the Compensation Committee during the 2007 fiscal year, each of whom was determined to be an independent director. There are no compensation committee interlocks between the members of the Company’s Compensation Committee and any other entity.
Communication with the Board of Directors
Shareholders and other interested parties may communicate with the Board of Directors, including the independent directors, by sending written communication to the directors c/o the Chairman of the Board, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038. Any communication to an independent director will be forwarded to that director. As to all other communications, the Chairman, or his designate, will review such communications to determine which communications will be forwarded to other directors. All communications will be forwarded except those that are related to Company products and services, are solicitations or are otherwise related to improper or irrelevant topics, as determined in the sole discretion of the Chairman, or his designate.
With regard to communications received and deemed appropriate for distribution, the Chairman shall maintain and provide copies to the Board of Directors in advance of each of its meetings. With regard to all other communications, the Chairman will indicate to the Board of Directors the general nature of these communications, and will hold such communications until each Board meeting to allow for review by any interested director.
Code of Ethics
The Board of Directors has adopted a Code of Ethics applicable to all directors, officers and employees of the Company, including its principal executive officer and its principal financial and accounting officer. A copy of the Code of Ethics will be provided upon request directed to the Company’s Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038.
Policies and Procedures Regarding Related Person Transactions
The Board of Directors adopted written policies in April 2007 and procedures regarding related person transactions. For purposes of these policies and procedures:
•	a “related person” means any of the Company’s directors, executive officers, nominees for director or 5% shareholders or any of their immediate family members; and

•
a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of the executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to the Company’s best interests. Any related person transaction must be disclosed to the full Board of Directors.

Director Compensation
Each director receives a quarterly retainer of $300 and $300 for each Board meeting attended. Directors are also eligible to receive an option to purchase 600 shares of Common Stock for each meeting attended during the year, subject to approval by the Board of Directors at the end of each year. In addition, non-employee directors receive $150 per hour for time spent performing work related to service on any committee of the Board of Directors.
The following table summarizes director compensation for 2007 for all non-employee directors and employee directors not included in the Summary Compensation Table below.
DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash	Option Awards	Total
Name	($)	($) (1)	($)
(a)	(b)	(d)	(h)
J. Ike Guest	17,064	3,787	20,851
Paul R. Miller (2)	3,000	3,314	6,314
Joseph P. Philipp	17,555	3,787	21,342
John W. Price (3)	900	947	1,847

(1)
Represents the amortization of the fair value of option awards computed in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123R”). For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Mr. Miller was elected to the Board in May 2007.

(3)	Mr. Price was elected to the Board in December 2007.
Shareholder Proposals for the 2009 Annual Meeting of Shareholders
All suggestions from shareholders are given careful attention. An eligible shareholder who wishes to include a proposal in the Company’s proxy statement for the 2009 annual meeting of shareholders must submit it, in accordance with Rule 14a-8 of the Exchange Act, so that it is received by the Company’s Secretary, at the Company’s executive offices, on or before December 24, 2008.
AUDIT COMMITTEE REPORT
Until the death of Mr. Guest on April 9, 2008, the Audit Committee of the Board of Directors was composed of two directors, each of whom was an independent director as defined by the listing standards of Nasdaq. The Board of Directors intends to fill this vacancy as soon as practicable following the Annual Meeting. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.
The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.
The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2007 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and the Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining auditor independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

AUDIT COMMITTEE

Joseph P. Philipp, Acting Chair
Independent Registered Public Accounting Firm
The Audit Committee has appointed Lane Gorman Trubitt, L.L.P. (“LGT”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2008.
Audit Fees and Non-Audit Fees
The aggregate fees for professional services rendered by LGT for 2007 and 2006 were as follows:

	2007	2006
Audit Fees(1)	$72,550	$63,300
Audit-Related Fees(2)	—	3,100
Tax Fees(3)	16,360	13,500
All Other Fees	—	—

Total	$88,910	$79,900

(1)	Represents fees for professional services in connection with the audit of the Company’s financial statements and reviews of quarterly interim financial statements.

(2)	Represents fees for consultations regarding the application of certain accounting pronouncements to the Company’s financial statements and the use of its report in the filing of Form S-8 with the SEC.

(3)	Represents fees for tax compliance, tax advice and tax planning relating to the preparation and filing the Company’s income tax returns and the preparation of the 2006 Stock Incentive Plan.
Representatives of LGT are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit Committee Pre-approval Policies and Procedures
The Audit Committee’s pre-approval policies and procedures require the independent registered public accounting firm to seek pre-approval by the Audit Committee of all audit and permitted non-audit services by providing a prior description of the services to be performed and specific fee and expense estimates for each such service. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. All of the professional services rendered by LGT for audit-related fees and tax fees during 2007 and 2006 were pre-approved by the Audit Committee.

EXECUTIVE OFFICERS
The following table sets forth, as of March 24, 2008, the name, age, and position of each of the executive officers of the Company.

Name	Age	Position
Clinton H. Howard	79	Chairman of the Board, Chief Executive Officer
John W. Price	64	Director, President
Steven E. Brown	52	Director, Chief Financial Officer, Vice President-Finance, Secretary
Kenneth Sabot	62	Director, Senior Vice President-Operations
G. Trevor Scofield	54	Vice President-International Operations
Ann C. Billings	44	Vice President-Marketing
See “Director Nominees” above for business experience information concerning Messrs. Howard, Price, Brown and Sabot.
G. Trevor Scofield joined the Company in 1991 as Vice President-Canadian Operations. Mr. Scofield held that position until May 2003, at which time he was promoted to Vice President-International Operations.
Ann C. Billings joined the Company as Vice President-Marketing in February 2008. From 2003 to December 2007, Ms. Billings served as Director — Health & Beauty for Tahitian Noni International, a global network marketing company engaged in the sale of nutritional products. From 1997 to 2003, Ms. Billings was Senior Manager — Product Marketing & Development for Nu Skin International, also a global network marketing company engaged in the sale of nutritional supplements and personal care products.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Role of the Compensation Committee
The Compensation Committee annually reviews and approves goals and objectives for Mr. Howard, as well as evaluates his performance and approves his compensation. The Compensation Committee is also responsible to review and make recommendations to Mr. Howard relating to compensation of the other NEOs, who are evaluated annually for performance according to individual responsibilities and contributions, as well as broader measures related to corporate performance and results. In addition, the Compensation Committee is responsible for the grant of all stock option awards and any other awards under the Company’s equity compensation plans. While the Compensation Committee is comprised solely of independent directors, as a practical matter, it is not completely independent from Mr. Howard because of Mr. Howard’s percentage ownership of the Common Stock (see table under the caption “Security Ownership of Certain Beneficial Owners and Management”).
The compensation of the NEOs in 2007 was largely determined by their respective employment agreements. The employment agreement between the Company and Mr. Howard is negotiated by the Compensation Committee and is subject to approval by the Board of Directors where Mr. Howard is excluded from deliberations and voting. Employment agreements between the Company and the other NEOs are subject to approval by the Board of Directors, where the only directors being allowed to vote are the independent directors and Mr. Howard.
Under its charter, the Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary to carry out its responsibilities. In 2007, the Compensation Committee did not retain the services of any compensation consultant. Instead, it informally considered the competitive market practices with respect to the salaries and total compensation paid by other similarly-sized companies to their executive officers. In this regard, the Compensation Committee reviewed annual reports on Form 10-K and other public filings of similarly-sized companies as well as other compensation survey information available to it.
In the remaining discussion under this section, “Compensation Discussion and Analysis,” with regard to compensation matters involving Mr. Howard, the “Committee” shall refer to the Compensation Committee. With regard to compensation matters involving NEOs other than Mr. Howard, the “Committee” shall refer to the Compensation Committee and Mr. Howard.

Objectives of the Compensation Program
The principal objectives of the executive compensation program are to:
•	Maintain a competitive salary structure to attract, motivate and retain qualified executives,

•	Provide incentives for the achievement of corporate performance goals, and

•	Align the interests of executives with those of the shareholders.
The executive compensation program is intended to motivate the NEOs to achieve goals set by the Company and to reward them for achieving those goals.
Elements of Compensation and Relationship to Compensation Objectives
The principal elements of the Company’s executive compensation program are:
•	Base salary

•	Cash incentive payments

•	Equity-based incentive payments

•	Termination payments

•	Other benefits
The Committee does not have a formal policy regarding the allocation of compensation between cash and non-cash elements or long-term and currently paid elements. Rather, it uses its judgment and experience in determining the mix of compensation for the NEOs. In addition, there are no formal stock ownership guidelines for the NEOs.
Base salary. Base salary is intended to provide economic security for NEOs at a level sufficient to attract and retain their services, and to reward current performance. Base salary is set by the Committee and incorporated into the respective employment agreement of each NEO. These salary levels are based on the evaluation and judgment of the Committee, considering existing salary levels at the time the employment agreements were established and salaries paid by companies in similar industries and/or of similar size. In determining base salary, the Committee also considered the individual performance, level of responsibility, skills, qualifications and experience of each NEO.
In accordance with the terms of Mr. Howard’s employment agreement, his base salary for 2007 was increased 5% because consolidated earnings before income taxes in 2006 were greater than $250,000. Based on the evaluation and judgment of the Committee, Messrs. Brown and Sabot also received a 5% increase in base salary for 2007.
Cash incentive payments. Cash incentive plans, which are incorporated into the respective employment agreement of each NEO, are intended to create a financial incentive to achieve specific financial performance goals established by the Committee.
•
The cash incentive plan for Messrs. Howard, Brown and Sabot is an annual plan that ties incentive compensation to achievement of minimum consolidated earnings before income taxes. For 2007, this cash incentive payment was calculated as 2% of consolidated earnings before income taxes over $250,000.

•
The cash incentive plan for Mr. Holbrook was a monthly plan that tied incentive compensation to achievement of a minimum monthly “operating margin,” which was defined as net sales less the sum of cost of sales and distributor commissions, as reported in the Company’s consolidated financial statements. The cash incentive payment was generally calculated for Mr. Holbrook as 5% of monthly operating margin over the minimum.

Amounts earned by the NEOs under cash incentive arrangements are set forth in the Summary Compensation Table below.
Equity-based payments. Equity-based payments have been paid to the NEOs in the form of stock option grants. Grants are not made to NEOs each year and there is no formula by which grants are made. When grants are made, factors considered include, but are not limited to, individual performance, level of responsibility and potential future contribution. Because of the direct relationship between the value of an option and the market price of the Common Stock, the Committee believes that these grants motivate the NEOs to manage the Company in a manner that is consistent with the interests of the shareholders. Option grants to the NEOs have typically carried a five-year vesting schedule and a nine-year term, or in the case of Mr. Howard, a four-year vesting schedule and a five-year term. The Committee believes that the long-term nature of these options also serves as a retention tool.
Options granted to NEOs during 2007, including options granted in connection with service on the Board of Directors as described above under the caption “Corporate Governance – Director Compensation,” are set forth in the Grants of Plan-Based Awards table below. Amounts earned in 2007 and 2006 related to option grants are set forth in the Summary Compensation Table below. The Company has no program, plan or practice to time executive option grants in coordination with announcements of material nonpublic information.
Termination payments. The employment agreement of each NEO provides for termination payments upon the occurrence of various triggering events. These payments are described below under the caption “Employment Agreements and Post-Termination Compensation.” In general, the Committee believes that NEOs should be provided with reasonable termination benefits in recognition that it may be difficult for them to find comparable employment within a short period of time. With regard to termination payments in connection with a change of control, the Committee believes that the interests of the shareholders are best served if the interests of the NEOs are aligned with them, and that providing change of control benefits eliminates, or at least reduces, the reluctance of the NEOs to pursue potential change of control transactions that may be in the best interests of the shareholders.
There were no termination payments made to any NEO during 2007.
Other benefits. The Company provides benefits to the NEOs that the Committee believes are reasonable and consistent with the overall compensation program. These benefits are intended to make the compensation program competitive with other employment opportunities and encourage continued service. The Company provides a 401(k) plan and various group insurance plans for the benefit of all employees. The Company makes matching contributions to the 401(k) plan equal to 10% of employee contributions and pays a portion of the employees’ group insurance premiums. Employee contributions to the 401(k) plan vest immediately; Company contributions vest after three years of service. The Company also provides a monthly allowance of Company products at no-charge. NEOs participate in these plans on the same basis as other employees of the Company, except with regard to the long-term disability and life insurance plans, and the monthly allowance for no-charge products. With regard to these benefits, the Company provides to certain senior managers additional disability and life coverage at an aggregate cost of coverage related to the NEOs of $1,746 per year, and additional no-charge products at an aggregate cost related to the NEOs of $160 per year.
In addition to these benefits, Mr. Howard is provided exclusive use of a Company-owned automobile and reimbursement of certain club dues in accordance with his employment agreement, and unlimited Company products at no-charge.
The aggregate amount earned by each NEO for these benefits is set forth in the All Other Compensation Table below.
Repayment of Forgone Salary
In 2003, prior to the establishment of the Compensation Committee, certain of the Company’s senior managers, including the NEOs, voluntarily agreed to forgo a portion of their base salaries during the fourth quarter of 2003 as a result of operating losses incurred by the Company in the years 2001 through 2003. The senior managers agreed to forgo these salaries with no agreement or understanding that they would be reimbursed at a later date. In the fourth quarter of 2005, because of the improvement in the Company’s operating results and cash flow, which began in 2004, management elected to repay the senior managers their forgone salaries. This repayment was made ratably over a ten-month period beginning in October 2005. The amount of forgone salaries paid to the NEOs in 2006 is set forth in the All Other Compensation Table below.
Employment Agreements
Since 2004, the Company has followed a practice of providing employment agreements to senior management. The Committee believes that these employment agreements help attract and retain key executives, thus promoting stability and continuity of senior management, while providing the necessary flexibility to manage executive performance and compensation. Mr. Howard’s current employment agreement is a five-year agreement that expires December 31, 2008. The employment agreements in effect for Messrs. Brown and Sabot during 2007 were one-year agreements that expired December 31, 2007. To replace the expiring agreements, the Company entered into new two-year agreements with Messrs. Brown and Sabot that became effective January 1, 2008. The Company’s obligations under Mr. Holbrook’s employment agreement terminated upon his resignation in September 2007.

With respect to the employment agreements effective for Messrs. Brown and Sabot as of January 1, 2008, the Committee, based on its evaluation and judgment, approved agreement terms that were substantially the same as the expired agreements, except as follows:
•	The term of each employment agreement was increased to two years.

•	The base salaries of Messrs. Brown and Sabot were each increased 11%.

•
For both Messrs. Brown and Sabot, the base amount of consolidated earnings before income taxes over which incentive compensation is earned was increased to $1 million, and the percentage of consolidated earnings before income taxes over the base amount earned as incentive compensation was increased to 3%.

•	Certain sections of the employment agreements were modified to ensure compliance with Internal Revenue Code Section 409A.
The current NEO employment agreements, along with the related termination benefit provisions, are described in more detail below under the caption “Employment Agreements and Post-Termination Compensation.”
Internal Revenue Code Section 162(m)
Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to NEOs. However, this deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the related regulations. The Committee has considered these limitations and intends, in all appropriate circumstances, to qualify compensation paid to the NEOs for deductibility under Section 162(m) of the Code.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

COMPENSATION COMMITTEE

Joseph P. Philipp, Chair

Executive Compensation
The following table sets forth summary compensation information for our Chief Executive Officer, our two other most highly compensated executive officers and one individual who would have been included as one of the most highly compensated executive officers but for the fact that he was not serving as an executive officer as of December 31, 2007 (collectively, the “NEOs”) during 2007 and 2006:
SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive	All
					Plan	Other
				Option	Compen-	Compen-
		Salary	Bonus	Awards	sation	sation	Total
Name and Principal Position	Year	($) (1)	($)	($) (2)	($) (3)	($) (4)	($)
(a)	(b)	(c)	(d)	(f)	(g)	(i)	(j)
Clinton H. Howard, Chairman,	2007	329,305	—	15,353	48,775	17,963	411,396
Chief Executive Officer	2006	314,205	—	22,208	9,357	29,581	375,351
Steven E. Brown, Vice President-Finance,	2007	198,109	—	8,685	48,775	12,173	267,742
Chief Financial Officer	2006	189,000	—	8,406	9,357	18,869	225,632
Wayne R. Holbrook, President (5)	2007	195,251	—	1,401	71,400	7,658	275,710
	2006	250,000	—	16,812	29,400	24,411	320,623
Kenneth L. Sabot, Senior Vice	2007	209,612	—	8,702	48,775	13,977	281,066
President-Operations	2006	200,000	—	8,406	9,357	20,452	238,215

(1)	Represents base salary paid in accordance with employment agreements in effect for each respective year.

(2)
Represents the amortization of the fair value of option awards computed in accordance with SFAS 123R. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)
Represents cash compensation earned in accordance with cash incentive plans provided in the employment agreements in effect for each respective year. See “Employment Agreements and Post-Termination Payments” below.

(4)	Represents amounts detailed in the All Other Compensation Table below.

(5)	Mr. Holbrook resigned in September 2007.
All Other Compensation Table

		Compensation for Service as a
		Director		Payment of	Perquisites
		Fees Earned or	Option	Forgone	and Personal	All Other
		Paid in Cash	Awards	Salary	Benefits	Compensation
Name	Year	($)	($) (1)	($) (2)	($) (3)	($)
Clinton H. Howard	2007	3,600	3,625	—	10,738	17,963
	2006	3,600	794	15,228	9,959	29,581

Steven E. Brown	2007	3,600	3,787	—	4,786	12,173
	2006	3,600	857	10,879	3,533	18,869

Wayne R. Holbrook	2007	2,100	—	—	5,558	7,658
	2006	3,600	857	14,421	5,533	24,411

Kenneth L. Sabot	2007	3,600	3,787	—	6,590	13,977
	2006	3,300	796	11,538	4,818	20,452

(1)
Represents the fair value of option awards computed in accordance with SFAS 123R. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
Represents payment of 2003 annual base salary, which was foregone at the election of the executive. These payments were made at the Company’s sole discretion because of the improvement in consolidated operating results since 2003, not in connection with any agreement or obligation to do so. All forgone salaries were repaid in 2006.

(3)
Represents payment of matching contributions to the 401(k) plan, payments of group health insurance premiums and the cost of Company products provided at no-charge, and, in the case of Mr. Howard, personal use of a Company automobile and reimbursement of club dues.

The following table presents information concerning all grants of plan-based awards to the NEOs in 2007. These grants provide for non-equity incentive compensation that may be earned in 2008. Non-equity incentive plan compensation earned by NEOs for 2007 is disclosed in column (g) of the Summary Compensation Table. The plan-based awards under which 2007 non-equity incentive plan compensation was earned were granted prior to 2007.
GRANTS OF PLAN-BASED AWARDS

						All Other		Grant
						Option Awards:		Date Fair
						Number of	Exercise or	Value of
			Estimated Future Payouts Under Non-			Securities	Base Price of	Stock and
			Equity Incentive Plan Awards			Underlying	Option	Option
			Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	($/Sh)	($) (1)
(a)	(b)		(c)	(d)	(e)	(j)	(k)	(l)
Clinton H. Howard	11/29/2007	(2)	—	—	—	4,800	0.90	3,625
	11/29/2007	(3)	—	—	—	34,800	0.90	26,281

Steven E. Brown	11/29/2007	(2)	—	—	—	4,800	0.815	3,787
	11/29/2007	(3)	—	—	—	21,200	0.815	16,727
	12/11/2007	(4)	—	50,662	464,000	—	—	—

Kenneth L. Sabot	11/29/2007	(2)	—	—	—	4,800	0.815	3,787
	11/29/2007	(3)	—	—	—	22,500	0.815	17,753
	12/11/2007	(4)	—	50,662	440,000	—	—	—

(1)
Represents the fair value of option awards computed in accordance with SFAS 123R. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
Reflects grants of stock options pursuant to the Company’s director compensation policy. These options were fully vested at the grant date and expire nine years after the date of grant, except in the case of options granted to Mr. Howard, which expire five years after the date of grant. See “Director Compensation” above.

(3)
Reflects discretionary grants of stock options by the Committee. The options granted to Mr. Howard vest ratably over a four-year period and expire five years after the date of grant. The options granted to Messrs. Brown and Sabot vest ratably over a five-year period and expire nine years after the date of grant.

(4)
On December 11, 2007, the Company entered into two-year employment agreements, which became effective January 1, 2008, with Messrs. Brown and Sabot. Each of these employment agreements provide for a cash payment of incentive compensation calculated as 3% of 2008 consolidated earnings before income taxes in excess of $1 million, up to a maximum of twice the amount of the executive’s annual base salary. There is no threshold amount associated with this arrangement; the target amount included in this table was calculated based on 2007 actual consolidated earnings before income taxes as reported in our Annual Report on Form 10-K for the year ended December 31, 2007.

The following table sets forth information concerning outstanding equity awards for each of the NEOs at December 31, 2007.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised		Option
	Options	Options		Exercise	Option
	(#)	(#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date
(a)	(b)	(c)		(e)	(f)
Clinton H. Howard	700,000	—		0.16	09/04/08
	100,000	—		0.50	05/31/09
	4,200	—		0.231	12/28/11
	—	34,800	(1)	0.90	11/29/12
	4,800	—		0.90	11/29/12
	300,000	—		0.812	10/09/18
Steven E. Brown	165,000	—		0.145	09/04/08
	240,000	60,000	(2)	0.145	09/04/12
	4,200	—		0.21	12/28/15
	—	21,200	(3)	0.815	11/29/16
	4,800	—		0.815	11/29/16
Kenneth L. Sabot	180,000	—		0.145	09/04/08
	240,000	60,000	(2)	0.145	09/04/12
	3,900	—		0.21	12/28/15
	—	22,500	(3)	0.815	11/29/16
	4,800	—		0.815	11/29/16

(1)	Options were granted November 29, 2007 and vest 25% per year beginning November 29, 2008.

(2)	Options were granted September 4, 2003 and vest 20% per year beginning September 4, 2004.

(3)	Options were granted November 29, 2007 and vest 20% per year beginning November 29, 2008.
Employment Agreements and Post-Termination Compensation
Clinton H. Howard
Effective November 20, 2003, the Company entered into an employment agreement with Mr. Howard to serve as its Chief Executive Officer through December 31, 2008. Key terms include:
•	Minimum base salary of $285,000 per year and, after 2004, an annual 5% increase in base salary if the Company’s previous year consolidated earnings before income taxes exceed $250,000.

•	Annual cash incentive compensation calculated as 2% of consolidated earnings before income taxes in excess of $250,000.

•	Various benefits including use of a company-provided automobile, payment of one-half of club dues and provision of employee benefits generally provided to other executive officers.

•	Payment of any excise taxes due under Section 4999 of the Code resulting from payments or benefits received from the Company.

•	Payment of post-termination compensation.

Mr. Howard’s employment agreement provides for payment of post-termination compensation under certain circumstances, which are as follows:
•
Upon termination for any reason other than death, in exchange for post-termination consulting services required by the agreement, Mr. Howard will receive consulting payments for a period of five years from the date of termination. The annual amount of these payments is 50% of the annual base salary at the date of termination; payments shall be made monthly. This amount shall be reduced to 25% of the annual base salary if all of Mr. Howard’s personal guarantees of Company obligations are released, or if employment is terminated due to disability or Cause. “Cause” is defined as (i) a conviction of a felony or crime of moral turpitude, (ii) a willful violation of the terms of the employment agreement that continues after a reasonable opportunity to cure or (iii) a willful engagement in conduct that intentionally causes harm to the Company.

•
Upon termination by the Company for any reason other than death, disability or Cause, Mr. Howard will receive a payment equal to the sum of (i) the annual base salary through the end of the term, (ii) cash incentive compensation through the end of the term calculated based on the average incentive compensation earned through the date of termination and (iii) severance equal to two times total compensation paid under the agreement during the preceding 12-month period. In addition, any unvested options will immediately vest at the date of termination.

•
Upon termination by Mr. Howard for Good Reason, as defined below, Mr. Howard will receive a severance payment equal to two times total compensation paid under the agreement during the preceding 12-month period. In addition, any unvested options will immediately vest at the date of termination. “Good Reason” is defined as (i) an uncured breach of the agreement by the Company, (ii) a material diminution in the nature or scope of Mr. Howard’s responsibilities, duties or authority, (iii) the relocation of the Company’s principal offices to a location more than 15 miles from its present location, (iv) the failure by management to nominate, or the shareholders to re-elect, Mr. Howard to the Board of Directors, (v) a material reduction in base salary or benefits, unless as part of a plan equally applicable to all executives or (vi) a Change of Control. “Change of Control” is defined as (i) the acquisition by a person or entity, other than Mr. Howard, of at least 50% of the Company’s outstanding shares, (ii) a change in the composition of the Company’s Board whereby members of the incumbent Board no longer represent at least a two-thirds voting majority, (iii) a merger or other business combination that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction, (iv) a sale of substantially all of the Company’s assets or shareholder approval of a plan for complete liquidation or disposition of the Company or (v) another event that the Board deems to be a change of control.

•	Upon termination by reason of disability, the Company will pay Mr. Howard 50% of his base salary through the end of the term.

•
Upon termination by reason of retirement or death, the Company will pay Mr. Howard, or his estate, as applicable, a lump sum payment for accrued, unused paid time off, up to an amount equal to 16% of his annual base salary.

Steven E. Brown and Kenneth L. Sabot
On December 18, 2006, the Company entered into one-year employment agreements, which became effective January 1, 2007, with Messrs. Brown and Sabot. On December 11, 2007, the Company entered into new two-year employment agreements with these executives, which agreements became effective January 1, 2008. The principal differences between the expired agreements and the new agreements are described above under the caption “Compensation Discussion and Analysis – Employment Agreements.” Except for principal position and base salary, the terms of the new agreements are identical. The new agreements automatically renew for an additional one-year term upon expiration of the initial term or any renewal term, unless one party gives the other notice at least 30 days prior to the end of the then current term. Key terms include:
•	Principal position and base salary:

Name	Principal Position	Annual Base Salary
Steven E. Brown	Vice President-Finance	$220,000
Kenneth Sabot	Senior Vice President-Operations	$232,000
•	Annual cash incentive compensation calculated as 3% of consolidated earnings before income taxes in excess of $1 million. Incentive compensation cannot exceed two times the annual base salary.

•	Employee benefits generally provided to other executive officers.

•	Indemnification against any claims made against the executive for actions taken in good faith while performing services under the agreement.

•	Payment of post termination compensation, which, in each case, is provided only if the executive signs a general release of claims in favor of the Company.

These employment agreements provide for payment of post-termination compensation under certain circumstances, which are as follows:
•
Upon termination by the executive for Good Reason, as defined below, or the Company’s election not to renew the agreement, the executive shall be entitled to receive (i) a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary and (ii) continued payment of base salary for a period of six months beyond the date of termination. “Good Reason” is defined as (i) an uncured breach of the agreement by the Company or (ii) a material diminution in the nature or scope of the executive’s responsibilities, duties or authority.

•
Upon termination by the Company for any reason other than death, disability or Cause, as defined below, or during the 12-month period following a Change of Control, as defined below, the executive shall be paid a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary, plus the greater of (i) his base salary through the end of the then current term or (ii) an amount equal to base salary for a period of six months increased by two weeks for each year of service performed by the executive prior to termination. “Cause” is defined as (i) commission of a felony or lesser crime involving dishonesty or fraud, (ii) willful and continued failure to perform duties required by the agreement, (iii) failure to comply with laws applicable to the Company’s business operations, involvement with a competitor of the Company while employed by the Company or improper use of the Company’s trade secrets or records, (iv) engaging in fraud, dishonesty or similar conduct which damages the Company or (v) habitual intoxication or continual abuse of illegal drugs. “Change of Control” is defined as (i) the acquisition by a person or entity, other than Mr. Howard, of at least 50% of the Company’s outstanding shares, (ii) a change in the composition of the Company’s Board in connection with a merger or other business combination whereby members of the incumbent Board no longer represent a voting majority, (iii) a merger or other business combination or reorganization that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction or (iv) a sale of substantially all of the Company’s assets or shareholder approval of a plan for complete liquidation or disposition of the Company.

•
Upon termination by the executive for Good Reason or by the Company for any reason other than Cause, if such termination occurs during the 12-month period following a Change of Control, the executive shall be paid a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary, plus the greater of (i) his base salary through the end of the then current term or (ii) continued payment of base salary for a period of 12 months following the date of termination.

•
Upon termination by reason of death or disability, or the executive’s election to resign or not to renew the agreement, the executive, or his estate, as applicable, will be paid a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary.

Potential Payments Upon Termination or Change-in-Control
The following sets forth the hypothetical cash termination payments for each NEO resulting from the triggering events described above. These estimates assume that the triggering event occurred on December 31, 2007. Actual cash termination payments could differ materially depending on the facts and circumstances in effect at the time a triggering event occurs, if a triggering event should occur.
Clinton H. Howard

	Base	Incentive			Stock
	Salary	Compensation	Benefits	Severance	Options		Consulting Fees
Triggering Event	$	$	$	$	$		$ (1)
Termination without Cause	329,909	18,620	—	778,068	—	(2)	824,772
Resignation for Good Reason	—	—	—	778,068	—	(2)	824,772
Retirement	—	—	53,927	—	—		824,772
Disability	164,954	—	—	—	—		412,386
Death	—	—	53,927	—	—		—
Termination for Cause	—	—	—	—	—		412,386

(1)	Consulting fee amounts were estimated assuming that Mr. Howard’s personal guarantees of Company obligations are not released during the five-year consulting period.

(2)
At December 31, 2007, the number of options that would vest as a result of the triggering event is 34,800 at an exercise price of $0.90 per share. Because the closing market price of the Common Stock on December 31, 2007 was less than the exercise price, no payment is deemed to be due as a result of the vesting of these options.

Steven E. Brown and Kenneth L. Sabot (1)

	Base Salary	Benefits	Stock Options
Triggering Event	$	$	$
Resignation for Good Reason or non-renewal by Company (2)
Steven E. Brown	110,202	55,101	—
Kenneth L. Sabot	116,250	48,065	—
Termination without Cause (2)
Steven E. Brown	440,808	55,101	—
Kenneth L. Sabot	465,000	48,065	—
Change of Control
Steven E. Brown	440,808	55,101	40,613	(3)
Kenneth L. Sabot	465,000	48,065	40,606	(3)
Death, disability, resignation or non-renewal by executive
Steven E. Brown	—	55,101	—
Kenneth L. Sabot	—	48,065	—

(1)
Information presented in this table is based on the employment agreements executed December 11, 2007, which became effective as of January 1, 2008. No post-termination payments were paid or are due to be paid under any NEO employment agreement that expired December 31, 2007.

(2)	Other than within 12 months of a Change of Control.

(3)
In accordance with the terms of each executive’s stock option agreements, any options not vested at the time of a Change of Control immediately vest. At December 31, 2007, the number of options that would vest as a result of a Change of Control was 81,200 and 82,500 for Messrs. Brown and Sabot, respectively. Of Mr. Brown’s options, 60,000 options were exercisable at $0.145 per share and 21,200 options were exercisable at $0.815 per share. Of Mr. Sabot’s options, 60,000 options were exercisable at $0.145 per share and 22,500 options were exercisable at $0.815 per share. The closing market price of the Common Stock on December 31, 2007 was $0.82 per share. This amount is computed as the difference between the market price and the exercise price, multiplied by the number of options.

PERFORMANCE GRAPH
The following graph compares the return on the Common Stock with (1) the Nasdaq Market Index and (2) a network marketing peer group consisting of Nature’s Sunshine Products, Inc., Mannatech, Inc., Reliv’ International, Inc., USANA Health Sciences, Inc. and AMS Health Sciences, Inc. (identified as the “Peer Group”) for the period from December 31, 2002 through December 31, 2007. The comparison assumes that $100 was invested on December 31, 2002, and assumes reinvestment of dividends and distributions.

	RBC Life		Nasdaq
	Sciences, Inc.	Peer Group	Market Index

12/2002	100.00	100.00	100.00
12/2003	585.71	295.44	150.36
12/2004	257.14	443.29	163.00
12/2005	1,057.14	429.62	166.58
12/2006	300.00	456.27	183.68
12/2007	1,171.43	330.62	201.91
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the forms submitted to the Company, and written representations made by persons required to file these reports, the Company believes that all such persons complied with all Section 16(a) filing requirements applicable to them except as follows. Messrs. Brown, Guest, Howard, Miller, Philipp, Price, Sabot and Scofield failed to timely file on Form 4 the grant on November 29, 2007 of options to purchase Common Stock. These Forms 4 were filed December 26, 2007. Messrs. Scofield and Price failed to timely file on Form 4 the exercise of options to purchase Common Stock on February 13, 2008 and February 18, 2008, respectively. These Forms 4 were both filed on February 27, 2008.
Certain Relationships and Related Transactions
Mr. Howard has guaranteed a mortgage note of the Company, which note amounted to $2,330,000 at December 31, 2007. Mr. Howard has also guaranteed a $500,000 line of credit of the Company that had no borrowings outstanding at December 31, 2007. The Company has undertaken certain obligations to indemnify Mr. Howard and secure its obligations to him in the event the Company defaults on its loans.

Important Notice Regarding Delivery of Shareholder Documents
Owners of Common Stock who hold Common Stock through a broker or otherwise through a nominee and who share a single address may receive notice from the broker or nominee stating that only one copy of this Notice of Annual Meeting of Shareholders and Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2007 is being sent to that address unless the Company receives contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, he or she may contact the Company by mail addressed to Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038, or by telephone at (972) 893-4000.
Annual Report
The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, for the year ended December 31, 2007 filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act to any shareholder (including any beneficial owner) upon written request to Steven E. Brown, Chief Financial Officer, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038.

By Order of the Board of Directors,
/s/ Steven E. Brown
Steven E. Brown
Secretary

April 23, 2008

PROXY
RBC LIFE SCIENCES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Clinton H. Howard and Steven E. Brown and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of the Company held of record by the undersigned on April 7, 2008, at the Annual Meeting of Shareholders to be held at the Las Colinas Country Club, 4400 North O’Connor Blvd., Irving, TX 75062, on Wednesday, June 4, 2008 at 9:15 a.m., local time, or at any adjournment or postponement thereof. Receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement in connection therewith and of the Company’s 2007 Annual Report to Shareholders is hereby acknowledged.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE AS SHOWN HERE ☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1

1.	Election of Directors.
☐	FOR ALL NOMINEES	NOMINEES

☐	WITHHOLD	☐ Clinton H. Howard	☐ John W. Price
	AUTHORITY	☐ Steven E. Brown	☐ Joseph P. Philipp
	FOR ALL NOMINEES	☐ Kenneth L. Sabot	☐ Paul R. Miller
☐	FOR ALL EXCEPT
(See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES (OR EITHER OF THEM) REGARDING ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
Please sign and date this Proxy, and promptly return it to Fidelity Transfer, 1800 South West Temple, Suite 310, Box 53, Salt Lake City, Utah 84115 using the return envelope provided herewith.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Title (if applicable, as described in Note below):
Note: When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full the corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership name by authorized person.